FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2007

VoIP, Inc.
(Exact name of registrant as specified in its charter)

(Texas)	(000-28985)	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

Copies to:

Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

Since November 1, 2007 the Company has converted $181,215 of its convertible notes and related interest into 3,716,623 shares of its common stock. In addition, $57,694 notes and interest are currently in process of conversion into 5,106,951 additional common shares. A number of the Company’s existing financing agreements contain “favored nations” pricing provisions such that for future securities offerings by the Company at a price per share less than the contractual common stock or preferred stock conversion or warrant exercise rates, those investors' conversion or exercise rates would be adjusted to the lower offering price. As a result of these recent transactions, the Company’s convertible notes, convertible preferred shares, and warrants with favored nations provisions are now convertible or exercisable into shares of the Company's common stock at the rate of the lesser of: (a) $0.0095 per share; or (b) 70% of the Company’s average of the three lowest closing bid prices of its common stock for the 10 days prior to the date an investor converts or exercises. As a result of these transactions, the Company’s outstanding and fully diluted common shares currently equals approximately 17.9 million (exclusive of the 5,106,951 conversion shares in process referenced above) and 4.4 billion shares, respectively. The issuance of the common stock is subject to the Company’s obtaining shareholder approval to authorize either an increase of the number of its authorized shares of common stock, or a reverse split of its common shares, to enable the Company to issue the shares of common stock upon conversion by the investors. The Company incorporates by reference its Form 10-Q filed on November 14, 2007 concerning the price ratchet effect on the derivative securities previously issued that have “favored nations” provisions.

ITEM 8.01 OTHER EVENTS

As disclosed in Note K to the Company’s consolidated financial statements included in Part 1, Item 1 of the Company’s Quarterly Report on Form 10-Q filed on November 14, 2008, a $300,000 note payable to Black Forest International, LLC (“BFI”), plus interest, was in default. On January 17, 2008 BFI was awarded a default final judgment against the Company for $338,500. BFI has since issued several writs of garnishment against the Company in an effort to collect this amount.

On January 24, 2008 Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) filed a Complaint against the Company in New York County, New York claiming damages in excess of $628,943 that Pillsbury claims is owed by the Company for legal services rendered. The Company is currently reviewing the Complaint, and has not yet filed an Answer.

On January 28, 2008 Stuart Kosh (“Kosh”) filed an Amended Complaint against the Company in Broward County, Florida claiming damages in excess of $391,000 that Kosh claims is owed by the Company for various compensation and stock-related claims. The Company is currently reviewing the Complaint, and has not yet filed an Answer.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC. (Registrant)

Date: February 4, 2008	By:	/s/ Anthony Cataldo
Anthony Cataldo Chief Executive Officer

3